For Immediate Release

Etelcharge.com Signs Definitive Agreement to Acquire PaymentOne
Acquisition would give Etelcharge.com nationwide telco coverage and a company that has billed over $2.5 Billion in bill-to-phone transactions

DeSoto, Texas - June 17, 2008 - Etelcharge.com (OTC BB:ETLC), the new online way to pay™, today announced that, on June 11, 2008, it signed a definitive agreement to acquire PaymentOne of San Jose, CA.

“With the acquisition of PaymentOne, Etelcharge.com gets a mature company that has billed over $2.5 billion in client transactions through telco billing.  PaymentOne’s estimated annual revenue of $13 million will establish a significant revenue base for our company. The acquisition, if completed, will also give us nationwide telco coverage, a set of blue-ribbon merchant-customers, and access to 50 million subscribers who have already used bill-through-phone-bill services.  Equally important, we bring into our company a stellar group of people who are among the most experienced in the industry.  We get mature, time-tested systems, significant intellectual property, and contractual relationships with telco network operators nationwide, including the top names in the US telco industry,” stated Rob Howe, Chairman and CEO of Etelcharge.com.

Under the Equity Acquisition Agreement with PaymentOne and PaymentOne’s majority shareholder, The Billing Resource, d/b/a Integretel, Inc. (“TBR”), Etelcharge.com would acquire approximately 98% of the equity interests of PaymentOne from TBR in exchange for Etelcharge.com’s agreement to operate PaymentOne’s business in the ordinary course, to provide additional capital support to PaymentOne, and to guarantee certain of Payment One’s debts and obligations, including accounts payable. In addition, following the closing, Etelcharge.com has agreed to cause Payment One to convey to TBR approximately $12.8 million of debt owed by TBR to PaymentOne, effectively canceling this obligation. As a closing condition, certain outstanding options for PaymentOne equity will be cancelled and replaced on a formula basis with Etelcharge.com stock options, while the remaining outstanding options for PaymentOne equity will be cancelled on terms reasonably acceptable to Etelcharge.com and PaymentOne. In addition, the remaining approximately 2% of outstanding PaymentOne equity will also be acquired by Etelcharge.com in exchange for its stock. It is anticipated that PaymentOne and TBR will continue to provide to each other certain shared and support services following the closing. Estimated PaymentOne revenue specified in this release is based on PaymentOne’s unaudited nine month results through March 31, 2008.

The acquisition is targeted to close in mid- to late summer 2008, if approved by the United States Bankruptcy Court for the Northern District of California (San Jose Division) which has jurisdiction over TBR under Chapter 11 of the Bankruptcy Code. The closing is also subject to satisfaction of other customary closing conditions, as well as the provision of certain capital and capital commitments by Etelcharge.com to PaymentOne. In addition, Etelcharge.com may be outbid by another buyer as a part of TBR’s bankruptcy process.

“By combining our new Etelcharge Version 3.0’s Electronic Online Gift Cards and Social Networking with this acquisition, Etelcharge.com will have established the most versatile and powerful bill-through-phone-bill platform in the U.S.,” Mr. Howe concluded.

About Etelcharge.com

Etelcharge.com (OTC BB:ETLC.OB - News), the first Web 2.0 online payment system, provides online shoppers the ability to charge approved transactions to their telephone bill. While addressing the concerns online shoppers have about identity fraud and identity theft, the Etelcharge.com payment option is also a perfect match for the millions of individuals without a credit card, or even a bank account. For more information, go to www.Etelcharge.com.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements involve a number of known and unknown risks and uncertainties that may cause actual results or outcomes to be materially different from those anticipated and discussed herein. These include, among others: the inability to complete the acquisition due to failure to obtain U.S. Bankruptcy Court approval or the failure to satisfy other conditions to the completion of the acquisition; the risk that Etelcharge.com will be outbid in connection with the acquisition; the failure to obtain the necessary financing arrangements required in connection with the acquisition and the possible effect on Etelcharge or its shareholders in connection with such financing; the ability to recognize the benefits of the acquisition; the amount of the costs, fees, expenses and charges related to the acquisition and the impact of the substantial liabilities incurred in connection with the acquisition; Etelcharge.com’s historical lack of profitability and limited working capital; the need for additional capital; end-user customers' acceptance of and demand for new products; the need for Etelcharge.com to manage its growth; and other risks described in filings with the Securities and Exchange Commission. All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Etelcharge.com’s website at www.Etelcharge.com. Etelcharge.com makes no commitment to revise or update any forward-looking statements except as otherwise required by law.

Contact:

Contact:
Investor Relations
ir@Etelcharge.com
Cynthia DeMonte
917-273-1717
cynthiademonte@gmail.com or
cdemonte@demonte.com